Exhibit 99.1

Conference call:	Today, Thursday, May 9, 2013 at 4:30 p.m. EDT
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	415-226-5359 or 212-231-2922

Wave Reports Q1 Revenues of $5.8 Million
and Reviews Recent Developments

Lee, MA—May 9, 2013—Wave Systems Corp. (NASDAQ: WAVX), the Trusted Computing company, today reported financial results for its first quarter ended March 31, 2013 (Q1 ‘13) and updated investors on its business strategy and recent developments.

In Q1 ‘13 Wave’s total net revenues declined to $5.8 million, compared to $7.0 million in Q1 ‘12 and $7.1 million in Q4 ‘12. The decrease was principally due to continued reductions in OEM software bundling revenue which declined by $1.4 million in Q1 ‘13 versus Q1 ‘12 and by $0.5 million versus Q4 ‘12. The decrease in bundled software sales principally reflects lower PC shipment volumes. Total net revenues in Q1 ‘13 included $0.8 million in services revenues from a U.S. Government consulting contract compared to total services revenues of $0.3 million in Q1 ‘12 and $0.6 million in Q4 ‘12.

Total billings for Q1 ‘13 declined to $5.9 million versus $6.7 million in Q1 ‘12 and $9.3 million in Q4 ‘12, which included $1.7 million in maintenance fees to be recorded ratably through December 31, 2015. Q1 ‘13 total billings included $1.0 million from its Safend subsidiary, down from $1.6 million in Q1 ‘12 and $1.7 million in Q4 ‘12.

Reflecting ongoing cost reduction initiatives, Wave’s combined SG&A and R&D expenses declined to $11.2 million in Q1 ‘13 compared to $14.6 million in Q1 ‘12 and  $11.7 million in Q4 ‘12.

After a review of the quarterly operating results of Safend, Wave determined that sufficient indicators of further potential impairment existed to require an updated impairment analysis for Safend. As a result of that analysis, Q1 ‘13 total operating expenses include an additional $4.2 million in non-cash impairment charges to write down the value of goodwill and certain intangible assets attributed to Safend, of which $1.6 million is included in the licensing and maintenance cost of net revenues and $2.6 million is reflected in impairment of goodwill and intangible assets. Wave’s Q4 ‘12 results also included $7.5 million in non-cash impairment charges related to Safend, of which $3.4 million was recorded as licensing and maintenance cost of net revenues.

Inclusive of the Safend impairment charges, Wave recorded a Q1 ‘13 net loss of $10.2 million, or ($0.10) per share, as compared to a net loss of $8.3 million, or ($0.09) per share in Q1 ‘12 and a net loss of $13.0 million, or ($0.13) per share in Q4 ‘12, which included $7.5 million in Safend impairment charges. Per share figures are based on a weighted average number of basic shares outstanding during Q1 ‘13, Q1 ‘12 and Q4 ‘12 of 105.4 million, 90.2 million and 104.0 million, respectively.

To illustrate its operational performance on a cash-flow basis, Wave reports EBITDAS, a non-GAAP measure defined as earnings before impairment expense, interest expense, income taxes, depreciation and amortization and stock-based compensation expense. Wave recorded negative EBITDAS of $5.2 million in Q1 ‘13, compared with negative EBITDAS of $6.4 million in Q1 ‘12 and negative EBITDAS of $4.1 million in Q4 ‘12.

As of March 31, 2013, Wave’s total current assets were $5.9 million and total current liabilities, including the current portion of deferred revenue totaling $6.5 million, were $15.7 million. Cash and cash equivalents were $1.8 million at March 31, 2013, as compared to $2.3 million at March 31, 2012 and $2.1 million at December 31, 2012. Utilizing its At-The-Market share sale facility, Wave raised approximately $263,500 during Q1 ‘13 from the sale of its Class A common stock at an average price of $0.715 per share. Wave also raised an additional $1.0 million in a private placement during Q1’13. Subsequent to the close of Q1 ‘13, Wave raised gross proceeds of approximately $3.2 million through the sale of its Class A common stock.

CEO Commentary:

“Over the past 18 months Wave has made substantial investments in R&D and sales and marketing to position the company in the market for mobility management of Windows 8 devices as well as Windows 7 and earlier generation machines that are based on Trusted Computing Group (TCG) standards,” commented Wave CEO Steven Sprague. “Windows 8 shipments have already reached 100 million units, with the launch of Windows 8 smartphones soon to follow. This growing installed base builds on over 600 million already deployed TCG-compliant devices to present a significant market opportunity.

“With these investments completed, Wave’s management and Board of Directors developed and are implementing a company-wide program of personnel and spending reductions that bring Wave’s overhead into closer alignment with current revenue trends and the company’s financial position. Combined with previous actions, these reductions are intended to reduce overall spending across all departments by approximately $10 million per year, until such time as Wave’s revenue, working capital and cash flow could support increased investment. These additional cost reduction initiatives are currently underway and are anticipated to reduce Wave’s cash burn without any significant one-time costs or charges.

“The global rollout of Windows 8 devices is an important development for Trusted Computing awareness, and the simplicity and ROI of our standards-based solutions are finally being more broadly recognized,” Mr. Sprague continued. “Because Wave’s solutions are able to work across Windows 8 PCs, tablets and forthcoming smartphones, as well earlier generation PCs, an enterprise is now able to leverage our solutions across most or all of their devices.”

The key benefits of Wave’s Trusted Computing-based solutions include:

•                  Eliminating passwords to access services one password at a time

•                  Making devices safe to lose

•                  Enabling the private use of public cloud services

•                  Only known devices with known capabilities have access to sensitive data and services

Mr. Sprague added, “Many IT managers are recognizing that mobility is transforming computing and that device-based identity is the most secure, efficient and cost-effective means to deliver security and a great user experience across a variety of devices. We have seen some indication of this reflected in new enterprise customer wins in Europe and the U.S. Windows 8 is also bringing Trusted Computing capabilities to consumer devices for the first time on a broad scale. This is a significant development as it substantially expands the Trusted Computing market opportunity. It also enables enterprise and government to deliver and secure a broad range of B-to-C solutions across healthcare, financial services, entertainment and other verticals using our solutions.

“Today we unveiled a pilot version of Wave Knowd, a web service that utilizes hardware-based machine identification to enable and measure the strength of secure identity relationships with Internet services. Using Knowd, consumers will be able to increase their security and lessen their reliance on passwords, while also managing their ‘trust score’ to enable the most secure family connections.

“Interest in Wave’s portfolio of solutions is also being bolstered by a range of governmental standards and regulations supporting TCG standards. FICAM, FIPS, NIST and NSTIC, along with ESG and others in Europe all support TCG standards. We are also continuing our efforts to expand our distribution reach through agreements such as today’s with Fujitsu. We believe that Wave is well positioned for this growing market opportunity.”

Social Media Disclosure Policy

In response to the SEC’s recent commentary on the use of social media for corporate disclosure, Wave is notifying investors, the media and others interested in the company that in the future, it might choose to communicate material information via social media channels or, it is possible that information it discloses through social media channels may be deemed to be material. Therefore, Wave encourages investors, the media and others interested in Wave to review the information made available by Wave through:

•                  Twitter: under @WaveSystems.

•                  LinkedIn: on the company’s profile page.

•                  StockTwits: under its WaveSystems account.

•                  YouTube: on the company’s WaveSystems channel.

Wave also plans to use the “BUZZ hub” landing page on its corporate website to host social media disclosures and/or links to/from such disclosures. Any updates to the list of social media channels Wave will use to announce material information will be posted on the Investor Relations page of the company’s website at www.wave.com/investors.

Director John McConnaughy to Retire

As disclosed in Wave’s proxy, John E. McConnaughy, Jr. will retire as a Director at the expiration of his term at Wave’s Annual Meeting on June 20, 2013. “The company and the Board of Directors thank John for his many years of valuable service,” said Mr. Sprague. “His insight, business experience, common-sense and personality will be missed.”

About Wave Systems

Wave Systems Corp. reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave has been a leading expert in this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Contact:
Wave Systems Corp.	Investor Relations
Gerard T. Feeney, CFO	David Collins, Eric Lentini
413-243-1600	212-924-9800
wavx@catalyst-ir.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Net revenues:
Licensing	4,993,726	6,658,267
Services	800,000	323,870
Total net revenues	$5,793,726	$6,982,137
Operating expenses:
Licensing - cost of net revenues	2,038,599	689,630
Services - cost of net revenues	107,361	61,830
Selling, general, and administrative	7,366,003	9,547,783
Research and development	3,848,982	5,017,479
Impairment of goodwill	2,590,000	—
Total operating expenses	15,950,945	15,316,722
Operating loss	(10,157,219)	(8,334,585)
Other income (expense):
Net currency transaction gain	1,631	23,600
Net interest expense	(58,167)	(2,105)
Total other income (expense)	(56,536)	21,495
Net loss	(10,213,755)	(8,313,090)
Loss per common share — basic and diluted	$(0.10)	$(0.09)
Weighted average number of common shares outstanding during the period	105,390,753	90,233,603

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedule

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Total net revenues	$5,793,726	$6,982,137
Net increase (decrease) in deferred revenue and unpaid deferrals	97,388	(278,806)

Total billings (Non-GAAP)	$5,891,114	$6,703,331

Net loss as reported	$(10,213,755)	$(8,313,090)
Net interest expense	58,167	2,105
Income tax (benefit) expense	—	—
Depreciation and amortization	315,909	526,789
Stock-based compensation expense	437,706	1,355,752
Impairment of goodwill and amortizable intangible assets	4,205,000	—

EBITDAS (Non-GAAP)	$(5,196,973)	$(6,428,444)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.   EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation and amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,823,136	$2,112,769
Accounts receivable, net of allowance for doubtful accounts of $-0- at March 31, 2013 and December 31, 2012	2,999,413	5,034,422
Pledged receivables	690,284	1,801,683
Prepaid expenses	419,409	421,769
Total current assets	5,932,242	9,370,643
Property and equipment, net	832,365	871,568
Amortizable intangible assets, net	2,230,550	4,028,333
Goodwill	1,448,000	4,038,000
Other assets	327,918	324,614
Total Assets	10,771,075	18,633,158

Liabilities and Stockholders’ Deficit
Current liabilities:
Secured borrowings	599,180	1,537,710
Accounts payable and accrued expenses	8,621,887	7,570,723
Current portion of capital lease payable	25,762	44,658
Deferred revenue	6,482,497	5,949,087
Total current liabilities	15,729,326	15,102,178
Other long-term liabilities	98,227	97,996
Royalty liability	4,408,186	4,486,129
Long-term deferred revenue	1,961,857	1,812,312
Total liabilities	22,197,596	21,498,615

Stockholders’ Equity (Deficit):
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 106,644,576 shares issued and outstanding in 2013 and 105,007,873 in 2012	1,066,446	1,050,079
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 35,556 shares issued and outstanding in 2013 and 2012	355	355
Capital in excess of par value	394,636,649	393,000,325
Accumulated deficit	(407,129,971)	(396,916,216)
Total Stockholders’ Deficit	(11,426,521)	(2,865,457)
Total Liabilities and Stockholders’ Deficit	$10,771,075	$18,633,158

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